Exhibit 10nn

                                                            August 11, 1994



Mr. Steve Mason
Homeland Stores, Inc.
400 N.E. 36th Street
Oklahoma City, Oklahoma  73105

Dear Steve:

               The purpose of this letter is to confirm, amend and restate the terms of your employment with Homeland Stores, Inc. ("Homeland").
This letter supersedes in all respects all prior agreements and understandings, whether written or oral, express or implied, between you and Homeland and any of its affiliates relating to your employment.


1.  Duties

               You will be employed in such executive capacities for Homeland, Homeland Holding Corporation ("Holding") or any subsidiary of Homeland (the "Homeland Group") as may be determined from time to time by or under the authority of Homeland's Board of Directors. You will devote all of your skill, knowledge and full working time (reasonable vacation time and absence for sickness or disability excepted) solely and exclusively to the conscientious performance of such duties.


2.  Term

               This letter agreement shall be effective as of July 1, 1994 and expire as of June 30, 1996, unless sooner terminated by reason of your death or Disability (as defined hereinafter) or in accordance with paragraph 8 or paragraph 10 hereof. For purposes of this letter agreement, "Disability" is defined to mean that, as a result of your incapacity due to physical and mental illness, you shall have been absent from your duties to the Homeland Group on a substantially full-time basis for six consecutive months, and within 30 days after Homeland notifies you in writing that it intends to replace you, you shall not have returned to the performance of your duties on a full-time basis.


3.  Base Salary

               As compensation for the duties to be performed by you under the terms of this letter agreement, Homeland will pay you a base salary in the amount of $130,500 per annum. It is contemplated that Homeland will review your base salary from time to time and, at the discretion of the Board of Directors, may increase your base salary from time to time based upon your performance, then generally prevailing industry salary scales and other relevant factors. (Such annual base salary, as it may hereafter be increased, shall be referred to as your "Actual Salary").


4.  Incentive Bonus

               During the term of this letter agreement, you will be entitled to participate in Homeland's annual incentive compensation program (the "Bonus Plan") in effect from time to time at a level commensurate with your position. Notwithstanding the foregoing, for 1994 your annual bonus opportunity at the target level of performance shall be 100% of your Actual Salary and in no event shall your annual bonus opportunity at the target level of performance for years after 1994 be less than 50% of your Actual Salary.


5.  Retention Bonus

               Subject to the provisions of this paragraph 5, you shall be entitled to receive a special one-time non-recurring cash bonus in the amount determined in accordance with the schedule attached hereto as
Exhibit 1 if, on or prior to the End Date (as defined below), there shall occur

               (i) the closing of a sale (a "Stock Sale") of at least 50% of the Class A Common Stock of Holding, par value $.01 per share (the "Stock") to any person or entity (a "Third Party Purchaser") other than any partnership, fund or other investment vehicle managed or advised by Clayton, Dubilier & Rice (an "Affiliated Fund") and other than any affiliate of such an Affiliated Fund (Homeland executive officers, management or employees shall not be deemed to be affiliates of such an Affiliated Fund),

               (ii) the effective date of a merger of Holding with or into another corporation immediately following which the persons or entities who were the shareholders of Holding immediately prior to the merger (together with any affiliates thereof, any Affiliated Fund and any affiliates of an Affiliated Fund) own, directly or indirectly, less than 50% of the voting power of all voting equity securities of the surviving or resulting entity (a "Merger") or

               (iii) the adoption of a plan of liquidation of Holding following the sale of substantially all of its assets (including, without limitation, the common stock of Homeland) to one or more Third Party Purchasers (a "Liquidation"); and

as a result of such Stock Sale, Merger or Liquidation (a "Trigger Event") the shareholders of Holding receive cash and/or other property (the "Consideration") with respect to the Stock, having an aggregate value (as determined in good faith by the Board of Directors of Holding) of more than $1.73 per share (the "Threshold Amount"). For purposes of this paragraph 5, the End Date shall mean the later of (i) December 31, 1995 or (ii) if a definitive sale agreement or merger agreement has been executed prior to December 31, 1995 and the closing of which occurs not later than February 28, 1996 (or such later date as the Board of Directors of Holding shall designate), the date on which such Stock Sale or Merger occurs.

               Except as otherwise provided in this paragraph 5, payment of the Retention Bonus shall be made at the same time as the Consideration is distributed in full to shareholders, provided that (i) in the event that any partial distribution of the Consideration is made to the shareholders of Holding, whether as an extraordinary dividend or otherwise, a pro-rata payment of the Retention Bonus (based on the percentage that the partial distribution to shareholders is of the Consideration expected to be paid to shareholders, as determined by the Board of Directors of Holding) shall be made at the time of such distribution if, and only if, the Board of Directors of Holding shall determine that, based on its then best estimate of the amount to be paid as the Consideration, a Retention Bonus will be payable in accordance with this paragraph 5; (ii) if the Consideration has not been distributed to shareholders prior to the second anniversary of the Trigger Event, on such date you shall be paid the amount, if any, that the Board of Directors of Holding shall determine to be payable as a Retention Bonus (based on its then best estimate of the amount to be paid as the Consideration); and (iii) the Board may authorize an advance payment of all or any portion of the Retention Bonus at any time after the occurrence of a Trigger Event, if the Board of Directors of Holding determines in good faith that the shareholders are expected to receive Consideration in excess of the Threshold Amount.

               Notwithstanding anything else contained in this paragraph 5 to the contrary, no Retention Bonus shall be payable to you under this paragraph 5 unless (i) you are still an employee of the Homeland Group on the date on which any Trigger Event occurs and (ii) you do not voluntarily terminate your employment after that date without the consent of the Board of Directors of Homeland; provided that if a Trigger Event occurs within ninety (90) days after the date, if any, on which your employment is terminated by Homeland without Cause (as pro-vided in paragraph 10 below) or by reason of your death or Disability, Homeland shall pay you, at the same time as payment is made to other Homeland executives with respect to their retention bonuses, an amount
(in addition to any amount payable under paragraph 10 on account of such termination) equal to the product of (i) the amount that would otherwise have been payable to you hereunder times (ii) a fraction (not to exceed
1), the numerator of which is the number of full or partial calendar months during which you were employed since July 1, 1994 and the denominator is the total number of full or partial calendar months from July 1, 1994 to the date payment is made to other Homeland executives with respect to their retention bonuses.

               Notwithstanding anything else contained in any other compensation or benefit plan, program or arrangement of Homeland to the contrary, the amount, if any, payable as a Retention Bonus (and any amount payable under paragraph 9 below) shall (i) not be taken into account in any manner in calculating any other benefits payable to you under any such plan, program or arrangement and (ii) be in lieu of any other retention compensation program in which you would be entitled to participate under Homeland's generally applicable policies or proce-dures. To the extent required to satisfy the intent of this paragraph 5, this letter agreement shall be deemed to be an amendment to the terms of any such plan, program or arrangement.


6.  Expenses

               Homeland will furnish, insure and maintain for your use while you are employed by Homeland an automobile of a type commensurate with your status, selected by you and approved by the Board of Directors. Upon termination of your employment with Homeland, you will have the option to purchase such automobile at its fair market (wholesale) value. Homeland will reimburse you for reasonable travel, lodging, meal and other appropriate expenses incurred by you in connection with your performance of services under this letter agreement upon submission by you of evidence, satisfactory to Homeland, of the incurrence and purpose of each such expense.

7.  Employee Benefits

               Homeland shall provide you with the same medical, dental, vision, life and disability insurance and other welfare benefits (the "Welfare Benefit Arrangements") as it provides to its other executive officers. During the term of this letter agreement you will also be eligible to participate in Homeland's retirement and profit sharing plans in effect from time to time on the same basis as Homeland's other executive officers, subject to the terms and provisions of such plans. You shall be entitled to paid vacation in accordance with Homeland's generally applicable plans, policies or procedures.


8.  Termination of Employment Following a Change of Control

               Upon any termination of your employment, whether voluntary or involuntary, within 180 days following a Change of Control (as defined in the Revolving Credit Agreement, dated as of March 4, 1992, as amended, between Homeland, Holding and Union Bank of Switzerland, New York Branch, as agent) or a Trigger Event, Homeland will pay you an amount equal to the sum of

         (i) your Actual Salary in effect immediately prior to the Change of Control;

         (ii) an amount equal to the product of (A) your target bonus under the Bonus Plan for the year in which your termination occurs and (B) a fraction, the numerator of which is the number of days during such year prior to and including the date of your termination of employment and the denominator of which is 365, provided that if your termination occurs during 1994, such amount shall be based on target bonus without pro-ration but shall be reduced, to the extent applicable, by any amount paid to you under the Bonus Plan for 1994 prior to the date on which your termination occurs; and

    (iii) the amount otherwise payable to you upon a Change of Control under Homeland's generally applicable plan, policies or procedures in respect of the 10% reduction in the base salaries of all Homeland management personnel, effective as of June 1, 1993 (which amount shall be reduced to the extent that your base salary actually paid at any time after June 1, 1993 exceeded the base salary payable to you immediately prior to such date).

               Homeland will pay you the cash amounts set forth in the immediately preceding paragraph in a lump sum payment no later than 5 business days after the date your employment terminates or in monthly installments, as directed by you at your option. Such amounts will not be subject to any offset, mitigation or other reduction as a result of any amounts or benefits paid or offered to be paid to you as a Retention Bonus. Further, the foregoing amounts and benefits will not be subject to any offset, mitigation or other reduction as a result of your receiving salary or other benefits by reason of your securing other employment.

               Homeland will also continue your coverage under the Welfare Benefit Arrangements for a period of one year after the date your employment terminates, provided that if Homeland is unable to or chooses not to continue any such coverage for all or any portion of such period, it shall not be obligated to provide such coverage and shall instead pay you (within 15 days after such coverage is to cease) an amount equal to
(A) the remainder of (x) 12 minus (y) the number of months that such coverage is actually provided times (B) the monthly amount it would have paid (or, in the case of any self-insured arrangement, the monthly cost per person budgeted for coverage) under the applicable the Welfare
Benefit Arrangement.

               The amounts payable to you under this paragraph 8 and the amounts, if any, payable to you in accordance with the provisions of paragraph 5 shall be paid in full satisfaction of the liabilities of the Homeland Group to you under this agreement and in conjunction with your termination of employment (and shall be in lieu of any severance payments to which you would otherwise be entitled under Homeland's gen-erally applicable plans, policies or procedures). Nothing in the preceding sentence shall be interpreted to limit in any way any rights or release any obligations that you may have with respect to your ownership of any shares of Stock.


9.       Minimum Benefit

               Notwithstanding anything else in this letter agreement to the contrary, if (i) you are entitled to receive the benefits provided under paragraph 8 and (ii) the sum of the amounts that would have been payable to you in conjunction with Homeland's generally applicable special retention program and severance policy exceeds the sum of the amounts payable to you under paragraphs 5 and 8, Homeland shall also pay you an amount in cash equal to such excess. Any amount payable under this paragraph 9 shall be paid as soon as practicable (but not later than 30 days) after your termination of employment in accordance with paragraph 8.


10.  Termination of Employment Prior to a Change of Control

               Upon the termination of your employment by Homeland for other than Cause (as hereinafter defined) prior to a Change of Control, Homeland will pay you the severance benefits payable to you in accordance with Homeland's generally applicable plans, policies or procedures. In the event that you obtain other employment during the period with respect to which severance benefits are payable to you hereunder, such severance benefits shall be subject to offset or other reduction in accordance with Homeland's generally applicable plans, policies or procedures.

               The amounts payable to you under this paragraph 10 and the amounts, if any, payable to you in accordance with the provisions of paragraph 5 shall be paid in full satisfaction of the liabilities of the Homeland Group to you under this agreement and in conjunction with your termination of employment. Nothing in the preceding sentence shall be interpreted to limit in any way any rights or release any obligations that you may have with respect to your ownership of any shares of Stock.

               For purposes of this letter agreement, "Cause" is defined to mean (a) your willful failure to substantially perform your duties and continuance of such failure for more than 30 days after Homeland notifies you in writing that you are failing to substantially perform your duties, setting forth in reasonable detail the manner in which you are failing so to perform your duties; (b) your engaging in serious misconduct which is injurious to Homeland; or (c) your conviction in a court of proper jurisdiction of a crime which constitutes a felony. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there is delivered to you a copy of a resolution, duly adopted by Homeland's Board of Directors, finding that Homeland has "Cause" to terminate you as contemplated in this paragraph. In the event that Homeland shall terminate your employment for Cause, Homeland shall only be obligated to pay you (a) your Actual
Base Salary earned through the date of such termination, (b) all benefits due and owing through the date of such termination, and (c) the amount necessary to reimburse you for expenses incurred prior to the date of such termination for which Homeland has agreed to reimburse you as provided in this letter agreement and, to the extent provided under Homeland's generally applicable policies and procedures, any unused vacation time.


11.  Arbitration

               Any dispute or controversy arising under or in connection with this letter agreement shall be settled exclusively by arbitration in Oklahoma City, Oklahoma, in accordance with the Commercial
Arbitration Rules of the American Arbitration Association then in effect.


12.  Binding Effect

               This letter agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you under this letter agreement if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this letter agreement to your personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or estate, as the case may be.


13.  Indemnification

               Homeland agrees to indemnify you to the fullest extent permitted by applicable Delaware law as in effect from time to time.


14.  Notices

               All notices and other communications required or permitted to be given under this letter agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified express mail, return receipt requested, postage prepaid, to you at 4229 Northwest 144th Street, Oklahoma City, OK 73143, or to Homeland at 400 N.E. 36th Street, Oklahoma City, OK 73105, Attention: President, with a copy to Clayton, Dubilier & Rice, Inc., 126 East 56th Street, New York, NY 10022, Attention: B. Charles Ames, or to such other address as either party shall specify by notice to the other.


15.  General Provisions

               No provisions of this letter agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by Homeland's Board of Directors and is agreed to in a writing signed by you and such Homeland officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

               No agreements or representations, oral or otherwise, express or impled, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this letter agreement. The invalidity or unenforceability of any one or more provisions of this letter agreement shall not affect the validity or enforceability of any other provision of this letter agreement, which shall remain in full force and effect. This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

               The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of Oklahoma, without giving effect to its conflict of laws provisions.

                                       *     *     *     *

               If the foregoing accurately sets forth the terms of your employment with Homeland, please so indicate by signing below and returning one signed copy of this letter agreement to me.

                                       Sincerely,

                                       HOMELAND STORES, INC.

                                       /s/ Max E. Raydon
                                       -----------------------------
                                       Max E. Raydon, President and
                                       Chief Executive Officer


ACCEPTED AND AGREED
as of this 15th day
of August, 1994

/s/ Steve Mason
- - --------------------
Steve Mason

                                            Divestiture Proceeds

Gross Per Share Range     Net Per Share Range     Cumulative $MM     Share of Distribution
                                                                        ($ in Thousands)
   $0.00     $1.73           $0.00   $1.73            $0.00                  $   0

    1.73      1.83            1.73    1.82             0.33                     20
    1.83      1.92            1.82    1.90             0.70                     50
    1.92      2.02            1.90    1.98             1.11                     70
    2.02      2.11            1.98    2.07             1.56                    100
    2.11      2.21            2.07    2.15             2.05                    140
    2.21      2.30            2.15    2.23             2.67                    170
    2.30      2.40            2.23    2.30             3.14                    210
    2.40      2.49            2.30    2.38             3.75                    250
    2.49      2.60            2.38    2.47             4.51                    300
    2.60      2.71            2.47    2.56             5.35                    360
    2.71      2.82            2.56    2.64             6.26                    420
    2.82      2.94            2.64    2.73             7.25                    480
    2.94      3.05            2.73    2.81             8.32                    550
    3.05      3.16            2.81    2.88             9.47                    630
    3.16      3.27            2.88    2.96            10.69                    710
    3.27      3.38            2.96    3.03            12.00                    800
    3.38      3.49            3.03    3.11            13.30                    890
    3.49      3.60            3.11    3.18            14.60                    970
    3.60      3.71            3.18    3.26            15.90                  1,060
    3.71      3.82            3.26    3.33            17.20                  1,150
    3.82      3.94            3.33    3.40            18.60                  1,230
    3.94      4.05            3.40    3.48            19.60                  1,320
    4.05      4.16            3.48    3.55            21.10                  1,410
    4.16      4.27            3.55    3.63            22.40                  1,490
    4.27      4.38            3.63    3.70            23.70                  1,580
    4.38      4.49            3.70    3.77            25.01                  1,670
    4.49      4.60            3.77    3.85            26.31                  1,750
    4.60      4.71            3.85    3.92            27.61                  1,840
    4.71      4.83            3.92    3.99            28.91                  1,930